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AVNW - Q1 2019 Aviat Networks Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 12, 2018 / 9:30PM GMT

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C O R P O R A T E P A R T I C I P A N T S
Glenn Wiener
Michael A. Pangia Aviat Networks, Inc. - President, CEO & Executive Director
Shaun McFall Aviat Networks, Inc. - SVP of Corporate Development
Walter Stanley Gallagher Aviat Networks, Inc. - Senior VP, COO & Principal Financial Officer
C O N F E R E N C E C A L L P A R T I C I P A N T S
Alexander Henderson Needham & Company, LLC, Research Division - Senior Analyst
Mark B. Spiegel Stanphyl Capital Management
Michael Thomas Staiger Odeon Capital Group LLC, Research Division - SVP of Equity Research
Timothy Paul Savageaux Northland Capital Markets, Research Division - MD & Senior Research Analyst
P R E S E N T A T I O N
Operator
Good afternoon. My name is Ian, and I'll be your conference operator today. At this time, I would like to welcome everyone to the Aviat Networks Fiscal 2019 First Quarter Results Conference Call. (Operator Instructions)
Glenn Wiener of Investor Relations, you may begin your conference.

Glenn Wiener
Thank you, and welcome to Aviat Networks Fiscal 2019 First Quarter Results Conference Call. We just issued our press release and will shortly post an updated investor presentation on our website. In addition, we will be filing our Form 10-Q tomorrow. All documents when posted can be found in the Investor Relations section.
Today, we'll have prepared remarks from Michael Pangia, President and Chief Executive Officer; and Stan Gallagher, our Chief Operating Officer.Shaun McFall, Senior Vice President of Corporate Development, is also with us and will be available during the Q&A portion of this call.
During today's call, management may make forward-looking statements regarding Aviat's business, including, but not limited to, statements relating to projections of earnings and revenue, business drivers, the timing and capabilities of new products, network expansion by mobile and private network operators and economic activity in different regions. These and other forward-looking statements involve assumptions, risks and uncertainties that could cause actual results to differ materially from those statements.
Please note these forward-looking statements reflect the company's opinions only as of the date of this call and the company undertakes no obligation to revise or publicly release the results of any revision of these forward-looking statements in light of new information or future events.
Additionally, during today's call, management will reference both GAAP and non-GAAP financial measures. Please refer to our press release and financial tables therein, which include a GAAP to non-GAAP reconciliation and other supplemental financial information.
I'd like to thank you all for your interest and support, and we look forward to updating you on our progress.
With that, I will now turn the call over to Mike.

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Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Thanks, Glenn, and good afternoon. Overall, I'm pleased with the direction of the company even with some challenges we encountered in the first quarter. We remain on the path of profitable growth and our global competitive position continues to strengthen. Although our overall results were not as we would have liked, we expect a strong second quarter and we maintain a positive outlook for the remainder of the fiscal year.
We continue to see new business opportunities across all verticals and geographies and we're progressing on several initiatives to leverage our global customer footprint. And as we continue to execute on our technology road map, we're actively engaging with both current and new customers on enhanced solutions and applications, leveraging our unique expertise in wireless networking.
I will quickly recap the quarter and then provide some color on the state of the business. Stan will follow with a deeper dive into the numbers and I'll then come back with some final remarks on our outlook.
In the quarter, we grew revenue by almost 8% year-over-year and we reported $900,000 in adjusted EBITDA, our eighth consecutive profitable quarter on this basis. Our Q1 fiscal 2019 revenues of $60.5 million represented our highest first quarter performance over the last 3 fiscal years.
Our international business grew by 30% year-over-year, primarily through increased activity from several of our customers in the APAC region and from some of our smaller customers in Africa. Additionally, we now have two 10% customers, one from APAC and the other from the Africa region.North America revenue was lower compared with the year ago quarter due to the timing of customer projects. We expect to see stronger North America revenue starting in the second quarter and over the balance of the fiscal year.
Non-GAAP gross margins of 29.6% were 120 basis points lower than the prior year. This was primarily due to a lower concentration of revenue from North America. With the projected improvement in our North America business, we expect our second quarter gross margin rates to be significantly better than the first quarter bringing our first half to a more normalized level.
Year-over-year, non-GAAP operating expenses increased by approximately 3.7%. This was expected as we increased our investments in sales,marketing and R&D.
With regard to our market position, I've previously spoken about our confidence based on the activity levels we were seeing in several of the international markets, coupled with new opportunities emerging in North America. Those sentiments remain with our continued focus on achieving our business operations objectives. We're selectively reinvesting in new products, expanding our services capabilities and developing new customer relationships and partnerships.
Let's take a closer look at our business in North America. Activity in our private networks vertical continues to be very encouraging. Last quarter, I referred to several wins in utility vertical where Aviat serves over 50% of the largest players in the USA. Since then, and as detailed in a recent press release dated November 1, 2018, we announced $10 million in new business received from U.S. utilities so far in the second quarter. This brings us to $19 million in new orders on a year-to-date basis.
These orders are comprised of both legacy solutions and new network build-outs across the country and from a collection of 65 different utilities.There are several statewide network opportunities on the horizon, driven mainly by requirements for enhanced capabilities for first-responder agencies. We believe we're well positioned to win significant new business due to the uniqueness of our solutions and the expertise and support we provide.
One of these large statewide projects is now moving into final negotiations with a partner we support and we expect project activity to get under way in the relatively near future. We believe we can win 1 or 2 more of these larger projects over the next several quarters.
We continue to see steady levels of business from our North American service provider customers, and our newest products are gaining traction for capacity enhancement applications as well as for network expansion. We expanded our focus into rural broadband and the ISP customer segment areas and servicing a portion of that market opportunity via our online store.

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The Aviat store is still in its development as a new channel and we see an attractive incremental opportunity, enabled by our new WTM platform.This is one of our growth catalysts moving forward.
Other areas of growth that we are progressing include our solutions for mission-critical and disaster recovery work. We've recently been engaged and supporting a Tier 1 network operator in the aftermath of Hurricane Michael. Our local presence in manufacturing, services and logistics management base in Texas allowed to achieve 24-hour turnaround on equipment request, which was instrumental in returning cellular service to the Florida Panhandle region.
Additionally, we're developing proposals for subscription-based life cycle management and technology refresh services with recurring revenue potential, particularly for our state and local government customers.
Moving on to our international business. Our year-over-year increase in international revenue came from a number of different geographic areas,which is good to see. In APAC, we saw a surge with globe in the Philippines as the company is aggressively extending its geographic LTE coverage and in parallel building network capacity to accommodate rapidly increasing mobile data consumption. As a result, revenue from globe surpassed10% of our total in this quarter.
Also in APAC, we rolled out our latest generation of high-capacity trunking solutions with 2 different customers. Our WTM 4500 was adopted to provide multi-gigabit medium- and long-distance connections that are either technically unviable or commercially unattractive to deploy using optical fiber.
In Africa, revenue from MTN, our long-standing 10% plus customer, was roughly flat to the year ago quarter, while sales to other customers across the region increased. We're also well positioned for new upcoming business awards in the Middle East rehab-supported network construction for enhanced public safety and border security more than 10 years now. The precise timing of contract awards are sometimes affected by political issues beyond our control, but we are confident that we will see new business in this region within the fiscal year.
Longevity of our presence in a number of countries enables us to extend our addressable market beyond typical microwave backhaul applications for service provider customers. In addition, the service support logistics, management resources we have established can be leveraged to extend our scope of supply into other areas, such as power systems and optical networking. We're engaged in discussions to expand in these areas.
As we have selectively increased our investments in sales and business development, we're seeing encouraging opportunities in other market verticals, such as public safety and the oil & gas industry, similarly to how we operate in North America. Looking at these markets through a long-term lens, we believe that our footprint gives us significant long-term growth potential.
Regarding 5G. As we engage in discussions on a global basis with various service providers, the feedback on our portfolio and road map is very positive. While many issues still need to be standardized, such as spectrum allocations and timing, we can anticipate the need for future network capacity and performance capabilities and are building that into our proposals. We're investing more R&D resources in ultra-high capacity microwave and millimeter-wave solutions to meet the future anticipated capacity demand and we'd begin to roll out new products to the market in the latter part of fiscal year '19.
Our early jump into SDN capability in our products started with the WTM platform and also provides key enabling solutions to simplify and streamline network performance in automation, which are common goals across the 5G ecosystem. We have successfully validated the automatic configuration capabilities in a proof of concept with a leading operator in Europe and see this as an area of real interest to our customers.
I'll turn the call over to Stan now and then I'll come back with some closing remarks. Stan?

Walter Stanley Gallagher - Aviat Networks, Inc. - Senior VP, COO & Principal Financial Officer
Sure. Thanks, Mike. So before I get into more detail on some of the significant financial highlights, let me address one of the business dynamics we continually have to manage, our quarter-to-quarter linearity.

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As it's become evident in our results over the past several quarters, our business performance is highly dependent on geographic mix and timing of customer projects. This is primarily reflected in our gross margin and in some instances with our cash performance variation. As for gross margin,we have stated on prior calls that the geographical mix of our business can and does have a significant impact quarter to quarter. And our North America activities are not as linear relative to international.
As we continue to win new business and grow our North American project portfolio, the unevenness and the timing of revenue and completion of significant milestones may continue to drive variation from a quarterly perspective, but the growth and performance improvement trend when viewed on a trailing 12-month basis remains intact. This is demonstrated when you look at our last 8 quarters.
Also in the first fiscal quarter, we experienced higher working capital requirements for some of our larger turnkey projects. As we perform against these projects, a number of them have required an outlay of working capital, but not in a linear manner. Similar to the gross margin variation, our cash position can vary quarter to quarter. But we anticipate ending the year with a higher cash balance.
Now for the financial highlights, our fiscal year '19 first quarter revenue of $60.5 million represents a sequential decline of $2 million versus Q42018, attributable primarily to lower North American revenue, partially offset by increases in international revenue. From a year-over-year comparison,we saw a 7.7% improvement compared to the first quarter of fiscal year '18 and as Mike mentioned, a historically stronger start to the fiscal year in comparison to the past few years.
Both GAAP and non-GAAP gross margins were 29.6% for the fiscal 2019 first quarter as compared to GAAP and non-GAAP gross margins of 30.8%for the comparable fiscal 2018 period as previously noted due to a lower concentration of revenue from North America.
Our non-GAAP total operating expenses, excluding restructuring and share-based compensation, were slightly higher in the comparable fiscal2018 period. The increases were within our expectations and consistent with our commitment to support growth activities in key functions.
Our non-GAAP operating loss of $400,000 was relatively flat year-over-year, as was our adjusted EBITDA of $900,000.
As noted in the press release, we consumed $9 million of cash during the quarter. One of the primary drivers of this cash use, or roughly have, was related to timing issues with a few of our larger customers in the Middle East and Africa, for which most of those delayed payments have now been received. The other driver, as I mentioned earlier regarding linearity, is related to continued growth of our large project business, mainly in North America.
If you look at our numbers over the past year, you'll see this reflected by growth in our unbilled receivables balance, which continued in Q1. These are great projects for us. They are profitable and generate cash, but they also demand higher upfront working capital often in an uneven fashion as we execute the delivery.
Looking forward throughout the balance of the year, and as I mentioned earlier, we expect cash performance to improve as we achieve milestones and completions on several large projects that are in the later stages of implementation.
From a full year perspective, we had anticipated an increase of 10% to 15% to our cash position. We still expect to increase our cash balance on a full fiscal year basis even with the business dynamics on linearity and expected growth in our large project portfolio, although some variation is expected.
Moving on to the next highlight, an accounting change from ASC 605 to 606. Effective the first day of our fiscal 2019 first quarter, we successfully adopted the new ASC 606 revenue recognition standard. We applied the new standard prospectively so there is no impact to our prior years financial statements. The new guidance has a significant impact, among other things, on the timing of our revenue recognition on equipment shipments, especially related to our 2 largest customers in Africa and Asia.
With the adoption of this new standard, we previously said that there would be approximately $17 million to $19 million from our revenue backlog as of fiscal 2018 year-end that will never be recognized as revenue as future revenue under ASC 606. Additionally, the net earnings associated with

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that revenue, which we estimated to be $5 million to $6 million was a benefit to our opening accumulated deficit and that under the old standard would have otherwise flowed through the P&L during FY '19 and beyond.
Our actual loss revenue and impact to accumulated deficit remain within the range we previously disclosed as reflected in our Q1 opening balance.We believe the change to ASC 606 more accurately reflects the operating profile of our business, and I'll be happy to address any questions related to the impact of ASC 606 during the Q&A. For further detail on the impact of ASC 606 on our Q1 2019 financial results, please refer to our Form10-Q to be filed tomorrow.
Moving to the balance sheet. Our cash collection cycle is 70 days overall compared to 64 days sequentially. Our net accounts receivables increased to $50.9 million or $7.8 million on a sequential basis, which also impacted our DSOs moving to 77 days compared to 63 days in the prior quarter.Including unbilled receivables, our DSOs moved higher to 120 days from 83 days in the prior quarter, but we expect continued improvement throughout the remainder of the year.
Accounts payable of $33.3 million is up $2.4 million sequentially and our inventory position incorporating the effects of the accounting change is$8.7 million versus $21.3 million in the prior quarter. Inventory turns increased to 17 versus 6.9 in Q4 fiscal year '18.
I want to reiterate that the balance sheet changes are within our expectations due to the accounting change impact. Furthermore, as we move forward in fiscal year '19, it will be easier to compare our performance using the new standard.
In closing, I want to reemphasize my excitement and confidence as we continue to drive the many opportunities for growth and improvement in Aviat. As mentioned on our last call, we firmly believe our valuation relative to our peers is very low, especially when considering fiscal year 2018results and our fiscal 2019 outlook and results to date. So we are going to be more proactive in telling the Aviat story.
I will turn the call back over to Mike now and again, I look forward to speaking with you in the coming quarters, especially as we continue to be active on the Investor Relations front. Mike?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Thanks, Stan. As we've discussed, we expect a much stronger second quarter and to finish the first half largely in line with our initial expectations.
For our second quarter guidance, we anticipate revenues to be within the range of $61 million to $65 million and gross margins to improve in to the mid-30s.
Operating expenses are expected to be marginally higher, driven by variable costs. Non-GAAP operating income is expected to be in the range of approximately $2.5 million to $3.5 million and adjusted EBITDA somewhere between $3.5 million to $4.5 million.
We expect an improvement in our cash position from the first quarter of approximately $3 million to $5 million.
For the 2019 fiscal year, we're anticipating revenues to be in the range of $250 million to $260 million, representing year-over-year growth of approximately 4% to 7%.
Non-GAAP gross margins are expected to be 32% to 33%. Operating expenses are expected to be in the range of $75 million to $77 million, the modest year-over-year increase is based primarily on the company's focus on allocating investment dollars towards growth and product development activities. At the midpoint of the ranges provided, this will result in non-GAAP operating income of approximately $7 million in line with our prior expectations an adjusted EBITDA of approximately $12.5 million.
And as Stan noted, we also anticipate improvements in working capital and balance sheet metrics and expect to finish the year with an improved cash position. And as we normally do, we'll provide updates as the year progresses.

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So in summary, we continue to be on the right track notwithstanding our first quarter. Our competitive position continues to strengthen and we see multiple opportunities for growth. We will continue to invest in advancing our product platform, which has enabled us to grow the top line and expand our customer footprint. The value-creation opportunity continues to expand for us and our shareholders and as a result, we believe the company's upside value is even greater.
We are now ready to open the call for questions. Operator?

Q U E S T I O N S A N D A N S W E R S
Operator
(Operator Instructions) Your first question comes from [P. Prakash] from Bethesda Investment.

Unidentified Analyst
You answered the first part of the question regarding linearity on the gross margins going up and down. Can you guys talk about, I think, over the past year, we've heard about some tailwinds with 5G and some of these growth drivers. When do we expect to kind of get out of this narrow range of revenue on a quarterly basis and start seeing that uptick in growth materialize in the results? Can you just talk about even broadly beyond the current year?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Yes. I think we're already starting to see a number of proposals that are -- that you need to be 5G ready with respect to the requirements from a backhaul perspective. And we are seeing an increasing number of opportunities relative to both existing and new customers. As we look at the profile for now and the balance of the year, we expect to see very strong bookings activity as we look at the quarters outwards and we do anticipate a much stronger revenue or a stronger revenue in the second half relative to the first. And of course, with that momentum in place, I would expect that to continue into the next fiscal year.

Unidentified Analyst
Got it. And then just another question on the share repurchase program. Any update on that in terms of activity in the past quarter?

Walter Stanley Gallagher - Aviat Networks, Inc. - Senior VP, COO & Principal Financial Officer
Sure. Let me answer that. This is Stan. So we repurchased 23,579 shares at a weighted average price of $16.55 for about $390,000 last quarter.

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Operator
Your next question comes from the line of Tim Savageaux of Northland Capital Management.
Timothy Paul Savageaux - Northland Capital Markets, Research Division - MD & Senior Research Analyst
Maybe I could follow up on that 5G question. If you look -- but we've seen at least some early indications of strength from suppliers on the base station and IC side that kind of feed into that and whether that's 5G preparedness or actually 5G is not clear. But I'd love to try and get a better sense of kind of how you see Aviat's business related to that sort of earlier strength and what kind of time line you might have. And then within the regions in which you operate, especially on the carrier side, where might you expect to see some of that activity first?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Yes. I'm going to ask Shaun to add a few more comments instead of restating what I said earlier, but Shaun, if you can give a bit more color?

Shaun McFall - Aviat Networks, Inc. - SVP of Corporate Development
Yes. I think that we're seeing what we call, I'd say, anticipated demand. It comes in the form of how RFP representatives beginning to reflect capacity requirements for build-outs that could happen in the future. I'd say at this stage, these are not large-scale 5G deployments, that's going to come sometime much later, but it's definitely an area of preparedness.

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Yes. And just something that -- just to make a comment in some of the markets we're addressing, we're seeing a significant uptick in our business as an example with globe and the Philippines based on LTE coverage. So again, as we look at some of the markets that we're addressing, they're still an LTE stage of rollout. 5G has even given us another level of momentum beyond that as an example.

Timothy Paul Savageaux - Northland Capital Markets, Research Division - MD & Senior Research Analyst
Okay. And then to follow up some of those same large base station providers who are actually your competitors on the microwave side. Although you wouldn't know it based on things like recent Capital Market Days and whatnot where neither microwave nor backhaul got a lot of publicity,but if you can maybe update us on the kind of competitive environment you're seeing amongst some of the bigger players and if there are any other kind of more point-focused providers in the competitive environment?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Yes. I mean, I can't -- I would say that the competitive landscape continues to be a challenging one and it always has been and no one expects it to be easier. Having said that, a lot of those large accounts that we're occupying a position as a supplier most of those accounts actually have what we call a

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generalist or a large player as the other player in the account and we're doing a fantastic job of maintaining, in fact growing our position in several of these accounts and we would expect that to continue. Being a specialist puts us in a position where we can provide the latest technology and also our skill sets related to support and services and logistics continue to separate us from the pack. So we expect our position in those accounts to continue to grow.

Timothy Paul Savageaux - Northland Capital Markets, Research Division - MD & Senior Research Analyst
Okay. And last question from me. You mentioned some significant statewide opportunities however on the enterprise side and you actually quantified some of your business that you won on the utility side. I wonder if you can perhaps size some of those opportunities maybe relative to what you're seeing to date in utilities or any other metric you care to provide?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Yes. I think the utilities release that we put out has some sizable business associated with some of the larger awards there. The one deal that I was referencing with respect to being towards the tail end of negotiations, and I categorize that as one of our larger opportunities. When I used the word larger, it's likely to be in excess of $10 million, let's just put it kind of at that level for now, which we're excited about. And the larger the state, obviously then the more impact it would have on the volume. But those state awards usually are larger in size, and it can also take more than a year to consume with respect to deployments as we've seen in the past with larger awards from the state of Colorado and the state of Nevada,which both of those awards were double-digit awards.

Operator
Your next question comes from the line of Alex Henderson of Needham.

Alexander Henderson - Needham & Company, LLC, Research Division - Senior Analyst
I was hoping you could talk a little bit about the macro conditions in the emerging markets as a result of the combination of strong dollar and recent sharp weakness in oil prices. I was wondering, if you had any concerns about some of the geographies you're competing in being tied to those trends in a way that might soften your business. What level of oil prices might we be concerned about, for instance, the African business hitting a wall or something of that sort? Any risks along those lines?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Sure. We've been -- obviously, we've been monitoring the situation with respect to Africa a number of -- along a number of different areas, not just the oil prices. I mean, the currency. We've obviously had some other challenges within that region to some respect. And we've been, I would say-- I've been pleasantly surprised that the level of business activity that we've been seeing and that we continue to see looks very promising. In fact,as we just stated, we actually saw some increase in our business in Africa, particularly from some of our smaller accounts. We're being a bit more prudent in terms of the guidance we provided for the year as it relates to some of this activity in these markets. But at this point in time, the only,I would say, the major impact that we've seen has been the area of payments where some of these large customers has taken a bit more time relative to converting the U.S. dollars, et cetera. But we are getting paid and we continue to see promise in this part of the world in the Africa region as well as some of the others that are emerging markets at this point.

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Alexander Henderson - Needham & Company, LLC, Research Division - Senior Analyst
Conversely, it seems pretty clear that there -- some of the majors that have been in the RAM space are seeing a situation where they're less and less competitive, some of the Japanese players in particular, but also, I would think Huawei having some challenges around security concerns. Has that opened up any new accounts or new business opportunities as a result of those players becoming weaker?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Well, I mean, there is a number of instances actually where in some of these large accounts where we're providing the microwave for backhaul and one of the large RAM players is actually not doing any of the microwave. So from that perspective, it looks like we have a very solid situation there.So again, I don't really anticipate anything major there -- any major changes.

Operator
Your next question comes from the line of Mark Spiegel of Stanphyl Capital.

Mark B. Spiegel - Stanphyl Capital Management
My questions have been answered.

Operator
Your next question comes from the line of Michael Staiger of Odeon Capital.

Michael Thomas Staiger - Odeon Capital Group LLC, Research Division - SVP of Equity Research
You mentioned something to the effect of you looking at new markets and I was kind of curious because if your forward business in 5G is going to expand, I mean, do you have enough time, effort, energy, resources to pursue some of these other markets within the time frame of 2019guidance?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Yes, when we're talking about -- in many cases, when we talk about other markets, a lot of it has to do with our ability to do more for our existing customers. And actually if you take a look at markets like Africa and you take a look at the number of companies that actually have a significant supply in a market like that, you'll find many. In fact, if you look at the optical side as an example, you'll find many that don't do any business in

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Africa. This is not easy to just set up camp there and get rolling. So the fact that we've been there for many, many years puts us in a position where we can do more for the seat that we already occupied. At the same time, when it comes to a brand-new geography with a brand-new customer,we are being selective in our focus there and normally it's when the operators are actually requesting us to get involved and that's another example.And then finally, we take a look at North America as a market, we've been focused very much on the larger players, at least as a relation to the service provider side, including the markets like the WISPs and now we believe that we have the right products with the right approach to be able to address that -- those market opportunities as well.

Operator
Your next question comes from the line of [P. Prakash] of Bethesda Investment.

Unidentified Analyst
I just want to piggyback the question on competitive landscape a little bit related to market share. If you could just kind of in a brief fashion just talk about the markets you currently serve. Are you in a net gain perspective kind of status quo that you're just building upon existing or do you see deterioration in that? Can you just kind of categorize your situation maybe overall and then the pockets of either strength either in the backhaul space versus public sector, private safety, if there is a distinction there? But it'd just be kind of nice to know, I know when your competitors talks about slowly gaining share, is that -- or are you guys at the result of that or -- you guys in the end of that or are you guys one of the ones that are participating in that?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Yes, so first off, as we look at the markets that we're addressing, our position in those markets is strengthening. So when we consider our share position, many times we're considering it in light of the markets that we're actually actively addressing. For example, we're not participating in the Indian market at this point in time. So any activity that goes on there, we wouldn't be monitoring per se from that perspective. But right now, in the markets that we're addressing, our positions have strengthened, including areas like private networks in North America where we are winning several accounts where there has been an incumbent in those accounts and the accounts that were the incumbent were doing a great job of protecting that installed base. So that's how we look at our market share position, including the service providers in the U.S. where we're maintaining our position. And to the extent that we add a new market, we will look at that as share gain as well.

Unidentified Analyst
Got it. That is helpful. And then just a follow-up in terms of just overall value. You guys referenced the fact that your stock is undervalued. I think there was a period of time when you guys catapulted from like low single digits or mid-single digits to over $20 for a period of time, that's kind of stabilized, gone back and forth. It feels like you wants to break out, but is just having a hard time. When you guys think of shareholder value and just kind of your goals aligning those 2 together, can you just talk about the inflection point on where you think that that's going to happen? I know that share repurchase is a good step, the liquidity in getting the volume up is another thing. You guys are getting active there. Can you just talk about from a fundamental perspective kind of how you see that as you position it to shareholders? What they should expect to see in terms of where they kind of get out of that little tight range?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director

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Yes. Well, so I think there is a few things there. I think last year, we demonstrated that we could at least maintain our top line. Even though we had modest growth, it was actually a direction that was in the right direction. And I think as it relates to our top line, obviously, we'd like to show and demonstrate that the top line does have growth in the low to mid-single digits, as we're anticipating. I think our gross margins, as we think about our gross margins, a lot of the additional growth that we're generating is in some of these international markets where the competitive landscape does not translate into a similar margin as we would see in North America. So to some extent, growth as it relates to international has some dilution effect on that gross margin, but we're doing a great job of maintaining it at a level that has been above the 30s for the most part consistently and if you look back in the history of the company, that and itself is very positive. And then -- but in reality, when we take a look at the picture assuming growth, we've been able to demonstrate and we will continue to demonstrate that we're seeing improvement in our bottom line, whether it's operating income or whether it's adjusted EBITDA. And if you take a look at our 12-month trailing results, roughly around $10 million of adjusted EBITDA. If you take a look at the multiples associated with that, it's pretty low. And then we anticipate, as we've stated, somewhere around $12.5million using the midpoints for this year, and that's a 25% bottom line growth and we continue to see the bottom line moving forward in a similar year-over-year improvement. To the extent that we can get our revenue at a higher growth level, obviously the impact on the leverage effect that,that has is significant to us because we don't anticipate to see our OpEx grow much more in line with what we're currently spending because there are still opportunities for us to improve expense in certain areas and to allocate more into the growth-related areas.

Operator
(Operator Instructions) Your next question comes from the line of Tim Savageaux of Northland Capital Management.

Timothy Paul Savageaux - Northland Capital Markets, Research Division - MD & Senior Research Analyst
A couple of questions. I mean you've got a range of either net new or refreshed product to your -- coming to market. You've mentioned a few of them in terms of driving some growth. Are there any metrics you can give around kind of new product revenue either in terms of percent of total revenue or any growth metrics to help us get a better sense of the impact of those new products? You mentioned overall growth in kind of low to mid-single digits, but what sort of activity are you seeing on the new product front?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Yes. So all I can provide for you now is that our new products have led to some of the improvements that we've seen in 2 of the new operators in Asia as an example. Also, the activity that we're seeing around preparedness for 5G in these RFPs or new product set fits very nicely into those requirements. And we anticipate with our road map and our investments in the millimeter-wave side, that, that will continue to strengthen. Beyond that, we'll take your thoughts into consideration as we look at our business moving forward and provide more on the metrics or the color as it makes sensitive.

Timothy Paul Savageaux - Northland Capital Markets, Research Division - MD & Senior Research Analyst
Great. And last one for me. I think you've mentioned the optical transport space a couple of times in various context. Obviously, that's an alternative from a microwave standpoint, but a potential area of partnership or collaboration for Aviat. I wonder if you can kind of dig down a little bit on in what context you're looking at the adjacent spaces like that?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director

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Yes. So we're working already with a select player in this space around some of our segments in terms of collaborating. Obviously, if you got a customer that has different products from the optical as well as the microwave side having common management system and looking at things similarly and making sure the interoperability there, those are all attributes that can enhance the overall value. But as I've mentioned earlier, we do have a unique position in several geographies that are -- that represent tremendous growth opportunities on the optical front. We have end-to-end service capabilities. We have logistic capabilities. We have warehousing capabilities that put us in a position to be able to do more.Obviously, we wouldn't expect to see the same margins associated with that part of our business, but that could represent some nice growth for us and that's the areas we're looking at in order for us to be doing a great job for our customers. Having a collaboration or relationship that has some integration on the product management side would be helpful. And that's what we're working on.

Timothy Paul Savageaux - Northland Capital Markets, Research Division - MD & Senior Research Analyst
Okay, really last one, I promise this time. Is that something you think you can contribute this year from a revenue standpoint?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Our guidance that I gave for this year would have little to any of that associated with it at this point in time. What type of time frame to get something like that up and running for it to be material difficult to say, but we'll provide updates on that as we move forward.

Operator
Your next question comes from the line of Alex Henderson of Needham.

Alexander Henderson - Needham & Company, LLC, Research Division - Senior Analyst
Two questions I forgot to ask. The first one is, is there any opportunity for you guys to get involved with the FirstNet deployment, which seems like natural for you guys? And the second one is, obviously Sprint and T-Mobile merger creates some opportunity, but also some challenges. DragonWave had been a big player in both of those networks, is now pretty much defunct. Is there any opportunity for you to participate in them and when would you think their spending might recover?
Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Yes. So we're a key provider on to the T-Mobile side. And our relationship there with T-Mobile actually started out with us getting in as a result of them looking for another alternative supplier. And we have been very focused on maintaining a strong position in that account. And I would expect that when mergers do happen if they happen, you have been an excellent supplier and you've got the right technology, that should put you into a position where you can see the increased value upon a combination and that's where we see ourselves playing to the extent that, that happens because we've not been a supplier into the Sprint side. The question related to the consolidation, Shaun, if you can provide....

Alexander Henderson - Needham & Company, LLC, Research Division - Senior Analyst
Before you get off of that, when do you think that the spending might loosen up there? And are you assuming anything in your forecast for it?

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Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
We're not building anything in relative to the Sprint side of the equation. But we've seen steady business with the other provider, and we anticipate that to continue.

Alexander Henderson - Needham & Company, LLC, Research Division - Senior Analyst
Got it. That helps. Any sense on when they might loosen up post merger?

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Again, we haven't seen it. The concept you're raising of being tight as it relates to the one provider, we haven't seen any of that. It's a regular basis for us and we continue to see that going forward. Okay. Do you want to Shaun on the FirstNet question?

Shaun McFall - Aviat Networks, Inc. - SVP of Corporate Development
Yes, I think there will come a time when we will have a lot of value to that conversation in terms of how coverage gets to be way more extensive for us at this stage that AT&T will cover and try and provide the FirstNet. In terms of expanding on the infrastructure at this time, there is not much to say, but I think over the long run, we would expect to see some opportunities there.

Operator
There are no more questions over the phone lines at this time. I'll turn the call back over to the presenters.

Michael A. Pangia - Aviat Networks, Inc. - President, CEO & Executive Director
Great. Thank you for your participation today, and we look forward to meeting with you in -- we'll be out on the road getting in front of investors in the next quarter and look forward to continue to provide updates on Aviat Networks. Thank you for your time.

Operator
This concludes today's conference call. You may now disconnect.

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